Portions of this exhibit have been deleted pursuant to a request for confidential treatment.


                                 Exhibit 10(y)

                             PARTNERSHIP AGREEMENT


                                    between

                                  AMSUB INC.,
                           a California Corporation


                                      and

                               EDS ANTARES, INC.
                              a Nevada Corporation

                                    to form

                            ANTARES ALLIANCE GROUP,
                         a Delaware General Partnership



                                 June 21, 1993

                             PARTNERSHIP AGREEMENT



     AGREEMENT dated as of June 21, 1993 between Amsub Inc., a wholly owned corporate subsidiary of Amdahl Corporation ("Amdahl"), organized and existing under the laws of California, having its principal place of business at 1250 E. Arques Avenue, Sunnyvale, California 94086 (hereinafter referred to as "Amdahl Sub") and EDS Antares, Inc. a wholly owned corporate subsidiary of Electronic Data Systems Corporation ("EDS") organized and existing under the laws of Nevada, having its principal place of business at 5400 Legacy Drive, Plano, Texas, 75024 (hereinafter referred to as "EDS Sub"), pursuant to which Antares Alliance Group, a Delaware general partnership having its principal place of business at
, Dallas, Texas (hereinafter referred to as the "Partnership") is hereby formed.


                                  INTRODUCTION
                                  ------------

     In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, the following terms, whether used in the singular or the plural, will have the following meanings:

1.1 "Affiliate" means any corporation, company, partnership, joint venture, firm
     ---------
and/or entity which controls, is controlled by, or is under common control with a Partner, except for the Partnership. For purposes of this Section 1.1, "control" will mean (a) in the case of corporate entities, direct or indirect ownership of greater than fifty percent (50%) of the stock or shares entitled to vote for the election of the board of directors or other governing body of the entity; and (b) in the case of noncorporate entities, direct or indirect ownership of greater than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.2  "Annual Budget" is defined in Section 3.3 of this Agreement.
      -------------

1.3  "Agreements" has the same meaning as in the Master Agreement
      ----------
between Amdahl, EDS and the Partnership dated the same date as this Agreement.

1.4  "Board" means the Supervisory Board of the Partnership.
      -----

1.5 "Business Deadlock" means the inability of the Board to obtain a unanimous
     -----------------
decision for any Unanimous Decision requiring action by the Board, which inability continues for a period of at least 75 days from the time the Unanimous Decision at issue was initially presented to the Board for action.

1.6 "Capital Account" means a separate account maintained for each Partner and
     ---------------
adjusted in accordance with the Treasury Regulations under Section 704 of the Internal Revenue Code of 1986, as amended (the "Code"). Consistent with such Treasury Regulations, the following adjustments to such accounts will be made:

     (a) There will be credited to each Partner's Capital Account the amount of any cash contributed by such Partner to the capital of the Partnership, the fair market value of any property (other than cash) contributed by such Partner to the capital of the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Code Section 752) and such Partner's share of the Net Profit of the Partnership and of any items in the nature of income or gain separately allocated to such Partner; and there will be charged against each Partner's Capital Account the amount of all cash distributions to such Partner, the fair market value of any property (other than cash) distributed to such Partner by the Partnership (net of any liability secured by such property that the Partner is considered to assume or take subject to under Code Section 752) and such Partner's share of the Net Loss of the Partnership and of any items in the nature of loss or deduction separately allocated to such Partner;

     (b) If the Partnership at any time distributes any of its assets in-kind to any Partner, the Capital Account of each Partner will be adjusted to account for that Partner's allocable share (as determined under Section 4.2 of this Agreement) of the Net Profit or Net Loss that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution; and

     (c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     (d) Sections 1.6(a), (b), and (c) are intended to comply with the capital account maintenance rules under Code Section 704(b) and the regulations promulgated thereunder. The Board will implement such adjustments to the Capital Accounts of the Partners as are necessary or appropriate, consistent with this Agreement, to insure compliance with such capital account maintenance rules, provided that if such adjustments adversely affect any Partner, such Partner must consent to such adjustment.

1.7 "Capital Budget" is defined in Section 3.3 of this Agreement.
     --------------

1.8 "Carrying Value" means, with respect to any Partnership asset, the asset's
     --------------
adjusted basis for federal income tax purposes, except as follows:

     (a) the initial Carrying Value of any asset contributed to the Partnership will be such asset's gross fair market value, as determined by the contributing Partner and agreed to by the Partnership, at the time of such contribution;

     (b) the Carrying Values of all Partnership assets will be adjusted to equal their respective gross fair market values upon an election by the Partnership pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to adjust Partners' Capital Accounts; and

     (c) if the Carrying Value of an asset has been determined pursuant to clause (a) or (b) above, such Carrying Value will thereafter be adjusted in the same manner as would the asset's adjusted basis for federal income tax purposes except that depreciation deductions will be computed in accordance with Section 1.12(a) hereof.

1.9 "Cash Available for Distribution" means, with respect to any fiscal period,
     -------------------------------
the excess of all cash receipts of the Partnership from operations and from any and all other sources, including any proceeds from sales, financings or refinancings and any amounts released from reserves (provided that in no event will any Cash Available for Distribution be deemed to exist during any fiscal quarter in which any Partner makes any cash capital contribution), over the sum of the following amounts (to the extent the following amounts are expected to be paid before other cash receipts sufficient to cover them are anticipated to be received):

     (a) cash disbursements for all items which are customarily considered to be operating expenses under generally accepted accounting principles, including, without limitation, all payments made to any party pursuant to agreements between the Partnership and either Amdahl Sub or EDS Sub or their respective Affiliates;

     (b) payments of interest and principal under any indebtedness of the Partnership;

     (c) payments made for capital expenditures; and

     (d) reasonable amounts set aside as reserves by the Board for working capital, contingent liabilities, replacements or for any of the expenditures described in clauses (a), (b) and (c) above, or as otherwise deemed reasonable by the Board to meet the current or anticipated needs of the Partnership.

1.10 "Confidential Information" means all information and materials of a person
      ------------------------
or entity, patentable or otherwise, including, without limitation, computer programs, code, equipment, data, reports, know-how, patent positioning, financial information and business plans, including any negative developments, whether disclosed on, before or after the date of this Agreement.

1.11 "Initial Period" means the period beginning on the date of this Agreement
      --------------
and ending on March 31, 1995.

1.12 "Net Profit" and "Net Loss" mean the taxable income or loss,as the case may
      ----------       --------
be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

     (a) Items of gain, loss and deduction will be computed based upon the Carrying Values of the Partnership's assets rather than upon such assets' adjusted bases for federal income tax purposes, and, in particular, the amount of any deductions for depreciation or amortization with respect to an asset for a period will equal such asset's Carrying Value multiplied by a fraction the numerator of which will be the amount of depreciation or amortization with respect to such asset allowable for federal income tax purposes for such period and the denominator of which will be such asset's adjusted tax basis at the beginning of such period;

     (b) Any tax-exempt income received by the Partnership will be included as an item of gross income;

     (c) Any items of loss or deduction allocated pursuant to Section 4.2(c) will not be taken into account;

     (d) The amount of any adjustments to the Carrying Values of any assets of the Partnership pursuant to Code Section 743 will not be taken into account; and

     (e) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Code
     Section 705(a)(2)(B) pursuant to the Treasury Regulations under Code
     Section 704(b)) will be treated as a deductible expense.

1.13 "Operating Budget" is defined in Section 3.3 of this Agreement.
      ----------------

1.14 "Operating Plan" is defined in Section 3.3 of this Agreement.
      --------------

1.15 "Partners" means Amdahl Sub, EDS Sub and any new partners, whether by
      --------
transfer from other Partners or otherwise.

1.16 "Percentage Shares" will mean initially 80.1% for Amdahl Sub and 19.9% for
      -----------------
EDS Sub. The Percentage Shares will be changed to reflect transfers of Partnership interests and as otherwise specified in this Agreement and will be subject to pro rata dilution upon admission of new partners.

                                   ARTICLE II

                          FORMATION OF THE PARTNERSHIP
                          ----------------------------

2.1 Formation. Amdahl Sub and EDS Sub hereby form the Partnership as a general
    ---------
partnership under the Delaware Uniform Partnership Act.

2.2 Name of Partnership. The name of the Partnership will be Antares Alliance
    -------------------
Group, or such other name as the Board may from time to time determine. The Board will cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law.

2.3 Business of Partnership. The business of the Partnership will be to form and
    -----------------------
conduct a global business (either directly or through third parties) for the development and commercialization of software products and related products and technology. The Partnership will not sell or license products or technology directly to end-user customers except as specifically authorized by the Board, as defined below.

2.4 Place of Business of Partnership. The principal place of business of the
    --------------------------------
Partnership will be_______ , Dallas, Texas. The Board may, at any time and from time to time, change the location of the Partnership's principal place of business and may establish such additional place or places of business of the Partnership as they may from time to time determine.

2.5 Duration of Partnership. The term of this Agreement will commence on the
    -----------------------
date hereof and unless otherwise extended by the mutual agreement of the Partners will continue until dissolution and termination of the Partnership as provided in Section 7 below.

2.6 Title to Partnership Property. All property owned by the Partnership,
    -----------------------------
whether real or personal, tangible or intangible, will be deemed to be owned by the Partnership as an entity, and no Partner, individually, will have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

2.7  Partition.  The Partners hereby agree that no Partner, nor
     ---------
any successor-in-interest to any Partner, will have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of itself, its successors and assigns, hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves, will be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to assign, transfer, sell or otherwise dispose of its interest in the Partnership's properties will be subject to the limitations and restrictions of this Agreement.

2.8  Fiscal Year.  The fiscal year of the Partnership will end on the last
     -----------
Friday of December of each calendar year.

                                  ARTICLE III

                                   MANAGEMENT
                                   ----------

3.1  Supervisory Board; Officers.
     ----------------------------

          The Partnership will be managed by a Supervisory Board (the "Board") which will consist of seven (7) members, two of which will be designated by each of Amdahl Sub and EDS Sub and the other three of which will be (a) the Chief Executive Officer of the Partnership, (b) the Senior Vice President/Chief Financial Officer of the Partnership and (c) the Senior Vice President of Operations of the Partnership. The Chairman of the Board will be one of the Amdahl Sub designees on the Board and will be determined by Amdahl Sub. The Chief Executive Officer, Chief Technical Officer and Senior Vice President of Operations of the Partnership will be designated by Amdahl Sub and the Senior Vice President/Chief Financial Officer will be designated by EDS Sub; the selection of such an officer (whether initially or as a replacement) by one such party may be rejected by the other only for good and reasonable cause. Amdahl Sub and EDS Sub will also appoint a Partnership Chief Marketing Officer by mutual agreement, which agreement will not be unreasonably withheld. If any member of the Board dies, resigns or becomes incapacitated, the Partner or Partners that designated such member or officer will designate his or her successor (whose term will commence immediately), and any Partner may withdraw the designation of and remove any member or officer designated by it and designate a replacement (whose term will commence immediately) at any time by giving notice of the withdrawal and replacement to the other Partners. In the event a Board member is unable to attend a meeting of the Board, such Board member may designate an alternate member to serve in such absent Board member's stead solely for such Board meeting. Upon admission of a new partner (other than by transfer) or, if earlier, 5 years after the date of this Agreement, Board members and officers will no longer be designated, removed or replaced as set forth above and all such matters will be determined as provided for under Delaware corporate law for corporations having cumulative voting (the Supervisory Board will be treated as analogous to a corporate board of directors and each percentage point of a Partner's Percentage Share will be treated as a share of voting stock, provided that in all events, the holder of each 14.3% Percentage Share will be entitled to appoint and elect one director and, provided further, in no event will any Unanimous Decision be adopted by the Board if less than all members of the Board are in attendance or consent in writing).

3.2  Authority of the Board and Officers.
     ------------------------------------

     (a) The overall business of the Partnership will be managed by the Board. All acts of management of the Partnership will be taken by the Board acting by majority pursuant to this Agreement or by agents duly authorized in writing by the Board. No individual Partner will purport to act on behalf of the Partnership, either as a Partner or as an agent of the Partnership unless, and then only to the extent, authorized to do so by the Board.

     (b) All Unanimous Decisions by or on behalf of the Partnership will be made by the Board acting by the unanimous consent of all Board members. As used in this Agreement, the term "Unanimous Decisions" will mean:

          (i) admission of a new partner to the Partnership other than as the result of a transfer of a Partner's full or partial Partnership interest to a third party in accordance with this Agreement;

          (ii) a decision as to whether to effect a dissolution of the Partnership;

          (iii) approval of Annual Budgets and Quarterly Outlooks (as defined below), but only until Cash Available for Distribution is achieved for two consecutive fiscal quarters and a majority of the members of the Board do not expect more than an aggregate of $1 million in capital contributions to be required for the 24 month period thereafter (the "Development Period");

          (iv) any individual capital expenditure of more than $500,000, but only during the Development Period;

          (v) Partnership distributions (other than distributions to the Partners to pay taxes on their allocable shares of Partnership income assuming each partner pays taxes thereon at the highest marginal tax rate applicable to corporations under the Code plus 5%), but only during the Development Period;

          (vi) Transfer or sale of a Partner's interest in the Partnership during the Initial Period except in accordance with Section 6.1(a).

     (c) The Partnership Chief Executive Officer will have the same authority with respect to the Partnership as presidents have under the Delaware corporate law with respect to their corporations. The Chief Financial, Chief Technical and Chief Marketing Officers and the Senior Vice President of Operations will similarly each have authority analogous to a vice president of a Delaware corporation.

3.3 Budgets and Outlooks. The Board will cause to be prepared an annual
    ---------------------
operating plan ("Operating Plan") which will include an analysis of all strategic development and marketing plans of the Partnership for such fiscal year. In addition the Board will cause to be prepared an annual operating budget ("Operating Budget") and an annual capital expenditures budget ("Capital Budget") (collectively, the "Annual Budgets") for each fiscal year of the Partnership, commencing with the fiscal year ending December 31, 1993, on or before 60 days prior to the commencement of such fiscal year. The anticipated Annual Budgets for the 1993 fiscal year are attached hereto as Schedule 3.3 and the Partners recognize that such budgets are subject to further review and Board approval. The Board will also cause a quarterly forecast in such detail and for such periods as the Board may reasonably request (a "Quarterly Outlook") to be prepared at least 30 days prior to commencement of the applicable fiscal quarter. The Annual Budgets and Quarterly Outlooks will be reviewed by the Board and will not be effective until approved by a majority of the Board. The Operating Budget will set forth in reasonable detail (a) the authorized headcount and expenses on a quarterly basis of each functional area of the Partnership, (b) estimated revenue by product and distribution channel on a quarterly basis, (c) a projected profit and loss statement for the fiscal year on a quarterly basis, (d) a projected balance sheet as of the end of each quarter of each fiscal year, (e) a schedule of projected cash flow, including estimated Partner capital contributions for each quarter of each fiscal year and (f) any other information any member of the Board may reasonably request. The Capital Budget will set forth and itemize in reasonable detail amounts to be committed and/or expended on a quarterly basis for equipment, leasehold improvements and other capitalized items and any other items as any member of the Board may reasonably request.

3.4  Accounting and Internal Controls.
     ---------------------------------

     (a) The Partnership will conduct its business at all times in accordance with high standards of business ethics and maintain the Partnership's accounts in accordance with generally accepted accounting principles consistently applied and, specifically, will:

          (i) maintain full and accurate books, records and accounts which will, in reasonable detail, accurately and fairly reflect all transactions of the Partnership; and

          (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with general or specific authorizations, and
          (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and all tax information returns, and to maintain accountability for assets.

     (b) The Partnership books will be kept on the accrual method of accounting, or on such other method of accounting as the Partners may from time to time determine, and will be closed and balanced at the end of each fiscal year. The Partnership will make such tax elections as directed by the Partnership's tax matters partner from time to time, provided however, that upon a transfer of an interest in the Partnership, the Partnership will make the election provided for in Code
     Section 754 if requested to do so by any such transferring Partner. The Board will cause the timely preparation and filing of all required federal and state Partnership income tax returns and the provision to the Partners of all tax information returns and other information as are necessary to enable the Partners to report their respective allocations of tax items from the Partnership on their respective tax returns.

     (c) Amdahl Sub will be the Tax Matters Partner for the Partnership pursuant to Sections 6221-6231 of the Code.

3.5 Access to Books and Records. The Partnership will permit each Partner or any
    ----------------------------
authorized representative thereof to visit and inspect the properties of the Partnership, including its corporate and financial records, during normal business hours following reasonable notice and as often as may be reasonably requested.

3.6 Business Deadlock. The Partners recognize that bona fide disputes as to
    ------------------
business matters may arise in the conduct of the Partnership's business, which disputes may impair the ability of the Partnership to effectively carry on its business. Each Partner will act reasonably and in good faith to avoid Business Deadlock. In the event of the occurrence of a Business Deadlock regarding the subject matter listed in Section 3.2(b), either Partner may, by written notice to the other Partner, have the Business Deadlock referred to a panel consisting of one senior executive from each of Amdahl and EDS, for resolution by negotiation within 30 days after such written notice is received. In the event no resolution is achieved within such 30 day period, such Business Deadlock will be referred to the chief executive officers of Amdahl and EDS for resolution by negotiation within 45 days after such referral is made. All such negotiations will be conducted reasonably and in a good faith manner in an effort to reach a mutually satisfactory resolution. Such resolution, if any, of the Business Deadlock will be binding on the Partners, and the Partners will instruct the members of the Board designated by them to approve such resolution.

                                   ARTICLE IV

                             CAPITAL CONTRIBUTIONS
                      PROFITS AND LOSSES AND DISTRIBUTIONS
                      ------------------------------------


4.1  Capital Contributions.
     ----------------------

     (a) On the date of this Agreement, each Partner will make a capital contribution as set forth on Schedule 4.1. On or before the first day of each fiscal quarter, or at such other times as the Board will determine, each Partner will contribute to the Partnership an amount equal to its Percentage Share of the Partnership's capital requirements for the next succeeding fiscal quarter as determined in the relevant Quarterly Outlook; provided, however, that no Partner will be required to make any such capital contribution unless it is within the capital contribution commitment amount for that Partner as specified in (i) Schedule 4.1 with respect to the Initial Period or (ii) an Annual Budget approved as a Unanimous Decision pursuant to Section 3.2. Notwithstanding the foregoing, if one Partner fails to make a required capital contribution the other Partner need not make further capital contributions until the first Partner makes the delinquent contribution.

     (b) Except as provided in this Section 4.1, neither Partner will be obligated to make contributions to the capital of the Partnership, lend any funds or otherwise advance or contribute any additional funds to the Partnership.

     (c) No interest will accrue on any contributions to the capital of the Partnership, and no Partner will have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Partnership, including without limitation as a result of its withdrawal from the Partnership, except as specifically provided in this Agreement.

     (d) In the event that a Partner fails to fully make a capital contribution requested by the Partnership in which all Partners are requested to contribute in proportion to their Percentage Shares (the "Noncontributing Partner"), the other Partners who make their contributions (the "Contributing Partners") will have the right, at their option, (i) to pursue their remedies under law and under this Agreement or (ii) as their exclusive remedy, to make loans to the Partnership, subject to the provisions set forth below, up to the aggregate amount of the Noncontributing Partner's unpaid capital contribution (the "Unpaid Amount"). Such loans, if made, will bear simple interest at the then prevailing prime rate of interest as announced by the Bank of America, NT&SA from time to time plus 2% per annum, payable prior to any distributions of cash to the Partners, but in no event later than upon liquidation of the Partnership. In the first instance, each Contributing Partner may lend up to its pro rata share (based upon the relative Percentage Shares of the Contributing Partners that choose to make such loans) of the Unpaid Amount to the Partnership. In the event that any Contributing Partner fails to lend its full pro rata share of the Unpaid Amount pursuant to the preceding sentence, the Partners that did so lend may choose to lend their pro rata share of the remaining balance of the Unpaid Amount. If any Contributing Partner chooses option (ii) above, the Noncontributing Partner will have two quarters in which to make its contribution (the "Cure Period"), during which period there will be no distributions of Cash Available for Distribution. If the Noncontributing Partner does not do so, the Contributing Partners will have the option for a period of thirty days following the expiration of the Cure Period to convert all but not less than all of the principal amount of their respective loans to the Partnership to a capital contribution to the Partnership. In the event of such conversion, each such Contributing Partner's Percentage Share will be increased by one and one quarter percentage point for each $1 million of principal amount lent and converted by such Contributing Partner. Upon conversion of loan principal to capital contribution all accrued but unpaid interest will be payable in cash by the Partnership to the relevant Contributing Partner.

4.2  General Allocations of Net Profits and Net Losses.
     --------------------------------------------------

     (a) Except as provided in Section 4.2(b), Net Profit and Net Loss of the Partnership for a period will be allocated to the Partners in accordance with their respective Percentage Shares.

     (b) The amount of any Net Loss in excess of any then positive balance in the Capital Account of a Partner, which would be allocable to such Partner but for this Section 4.2(b), will be allocated pro rata among the other Partners in proportion to their respective Percentage Shares to the extent that such allocation of Net Loss does not exceed the positive Capital Account balance of such other Partners. Any remaining unallocated Net Loss will be allocated among the Partners in accordance with their respective Percentage Shares. Thereafter, Net Profit otherwise allocable pursuant to
     Section 4.2(a) to the Partner from whom Net Loss was allocated, first will be allocated to the other Partners in proportion to the amount of Net Loss previously allocated to them pursuant to Section 4.2(b) until an amount of Net Profit equal to the amount of Net Loss previously reallocated pursuant to this Section 4.2(b) has been allocated to the other Partner.

     (c) Interest expense with respect to any Partnership indebtedness to a Contributing Partner established in accordance with Section 4.1(d) will be specially allocated to the Noncontributing Partner.

     (d) With respect to any fiscal period during which any Partner's interest in the Partnership changes, whether by reason of the admission of a Partner, the withdrawal of a Partner, a non-pro rata contribution of capital to the Partnership or any other event described in Code Section 706(d)(1) and the Treasury Regulations thereunder, allocations of Net Profit or Net Loss will take into account the varying interests of the Partners during such period in a manner consistent with Code Section 706(d) and the Treasury Regulations thereunder.

     (e) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership will, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value. In the event the Carrying Value of any Partnership assets is adjusted pursuant to
     Section 1.8 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to allocations under this Section 4.2(e) will be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.2(e) are solely for the purposes of federal, state, and local taxes and will not affect, or in any way be taken into account, in computing any Partner's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

4.3  Distributions of Cash and Cash Available for Distribution.
     ----------------------------------------------------------

     (a) Cash Available for Distribution generally will be distributed to the Partners in proportion to their respec-tive Capital Account Balances.

                                   ARTICLE V

                            CONFIDENTIAL INFORMATION
                            ------------------------

5.1 Treatment of Confidential Information. Each of the Partnership and each
    --------------------------------------
Partner (and its Affiliates) will maintain in confidence the others' Confidential Information and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except as otherwise provided under the terms of the Agreements and hereby agrees to exercise reasonable precautions (including, without limitation, use of written agreements) to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents. The provisions of this
Article V will survive termination of this Agreement.

5.2  Release from Restrictions.
     --------------------------

     (a) The provisions of Section 5.1 will not apply to any Confidential Information disclosed pursuant to the Agreements or otherwise which:

          (i) was known or used by the receiving entity or its Affiliates (unless known on account of research or development done on behalf of the disclosing entity) prior to its date of disclosure to the receiving entity, as evidenced by the prior written records of the receiving entity or its Affiliates; or

          (ii) either before or after the date of the disclosure to the receiving entity is lawfully disclosed without restriction to the receiving entity or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information (but only to the extent of the rights received from and limitations imposed by such third party); or

          (iii) either before or after the date of the disclosure to the receiving entity becomes published or available to the public through no fault or omission on the part of the receiving entity or its Affiliates;

          (iv) is required to be disclosed by the receiving entity or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving entity provides prior written notice of such disclosure to the other entity and takes reasonable and lawful actions to minimize the degree of such disclosure; or

          (v) is independently developed by the receiving entity (other than on account of research or development done on behalf of the disclosing entity) without reference to the Confidential Information, as evidenced by written records.

                                   ARTICLE VI

                            RESTRICTIONS ON TRANSFER
                            ------------------------

6.1  Transfer of Partnership Interest.
     ---------------------------------

     (a) Except as set forth in Section 6.1(b), no Partner will have the right (directly, indirectly, voluntarily, involuntarily or by operation of law) to sell, assign, transfer, mortgage, encumber, grant a security interest in or otherwise dispose of all or any portion of its interest in the Partnership, provided that subject to compliance with the other terms of this Agreement (i) a Partner may transfer all, but not less than all, of its interest in the Partnership to a party that acquires all or substantially all of such Partner's business by merger, sale of assets or otherwise, and (ii) a Partner may transfer all, but not less than all, of its interest in the Partnership to an Affiliate provided that, in the event of a transfer to an Affiliate, such transferring Partner will remain fully responsible for the satisfaction of its obligations hereunder and (iii) a Partner may pledge its interest in the Partnership as security for bona fide bank credit, provided, however, that in the case of this Section 6.1(a)(iii), (A) the bank will not obtain any right to vote with respect to or participate in management of the Partnership, (B) the right of the other Partners under Section 6.1(b) will continue with respect thereto and (C) EDS' options under Section 3.5 of the Master Agreement will continue in full force and effect with respect thereto. Unless the conditions of this
     Section 6.1 are met, the foregoing arrangements may not take place and any attempted transfer in derogation hereof will be deemed null and void.

     (b) Subject to Section 3.2(b), the transfer of any Partnership interest in whole or in part by one Partner is permissible subject to the right of first refusal of any Partners with a Percentage Share of at least 7% (a "Qualified Partner") as follows:

          (i) No Partner may sell, assign, transfer, or in any other manner dispose of or alienate, or transfer or assign any interest in, any or all of its Partnership interest which now or hereafter may be held or owned by it to any person or entity unless such party (for purposes of this Section 6.1(b) only referred to as "Offeror") will have first made the written offer to sell as hereinafter described, and the offered Partnership interest will not have been purchased, within the time hereinafter provided.

          Each time an Offeror proposes to sell any or all of its Partnership interest, the Offeror will first make an offering of such Partnership interest to each Qualified Partner in accordance with the following provisions:

               a. The Offeror will deliver a notice by certified mail ("Notice") to the Qualified Partners stating (x) its receipt from a third party of a bona fide offer to purchase such Partnership interest,
               (y) the amount of the Partnership to be purchased and the identity of the proposed purchaser ("Purchaser"), and (z) the price and terms of the bona fide offer.

               b. If any Qualified Partner holding at least a 7% Percentage Shares determines in good faith for substantial legitimate business reasons that the Purchaser is not reasonably acceptable to such Qualified Partner, the objecting Qualified Partner will so notify the Offeror.

               c. Within 50 calendar days after giving of the Notice, each Qualified Partner may elect to purchase or obtain, at the price and on the terms specified in the Notice, all or none of that portion of such Partnership interest which equals the proportion that the Percentage Share then held by such Qualified Partner bears to the total Percentage Shares in the Partnership then held by all Qualified Partners excluding the Offeror; provided, however, that if the Offeror provides each Qualified Partner a general notice of its intention to sell hereunder 50 days prior to the date upon which it proposes to sell, then each Qualified Partner will have only 30 days after receipt of the Notice to elect to purchase or obtain such portion of such percentage interest. The Offeror will promptly, in writing, inform each Qualified Partner which purchases all of the offered Partnership interest available to it ("Fully-Exercising Qualified Partner") of any other Qualified Partner's failure to do likewise. During the ten-day period commencing after such information is given, each Fully-Exercising Qualified Partner will be entitled to obtain that portion of the Partnership interest for which other Qualified Partners were entitled to subscribe but which were not subscribed for by the other Qualified Partners which is equal to the proportion that the Percentage Share then held by such Fully-Exercising Qualified Partner bears to the total Percentage Shares then held, by all Fully-Exercising Qualified Partners who wish to purchase some of the unsubscribed Partnership interest.

               d. If all Partnership interests which Qualified Partners are entitled to obtain pursuant to the foregoing paragraph are not elected to be obtained as provided therein, the Offeror may, during the 30-day period following the expiration of the period provided in the foregoing paragraph, offer the remaining unsubscribed portion of such Partnership interest to the Purchaser at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Offeror does not enter into such an agreement for the sale of the Partnership interest within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder will be deemed to be revived and such Partnership interest will not be offered unless first reoffered to the other Qualified Partners in accordance herewith.

               e. The right of first offer set forth herein may not be assigned or transferred, except that such right is assignable by each Qualified Partner to (i) any Affiliate of such Qualified Partner or (ii) a party or parties reasonably acceptable to each of the other Qualified Partners.

               f. In the event any Partner objects to a proposed transferee pursuant to subsections 6.1 b. or e. above, the matter will be referred for resolution under the same procedures as for resolution of a Business Deadlock, as set forth in Section 6.2 above.

     (c) A permitted transferee of a Partnership interest will (1) be deemed admitted as a new Partner of the Partnership and (2) be subject to all the terms of this Agreement with respect to Partners.

                                  ARTICLE VII

                          DISSOLUTION AND TERMINATION
                          ---------------------------

7.1  Events of Dissolution.
     ----------------------

     (a) The Partnership will be dissolved:

          (i) on a date designated by mutual consent of the Partners;

          (ii) upon the sale or other disposition of all of the Partnership's assets;

          (iii) at the election by a majority of the nondefaulting Partners, in the event of a material default by a Partner of a material term of the Partnership Agreement which will not be cured or resolved within sixty
          (60) days of notice thereof;

          (iv) in any event, at 12:00 midnight on the day that is twenty (20) years from the date of this Agreement, unless extended by mutual agreement or pursuant to Section 2.5.

     (b) No Partner will be entitled to or attempt to terminate, dissolve, liquidate, or withdraw or retire voluntarily from the Partnership, except as expressly stated in this Agreement.

     (c) Dissolution of the Partnership will be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership will not terminate until the assets of the Partnership will have been distributed as provided in this Agreement. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, will continue to be governed by this Agreement. Subject to
     Section 7.2(c), upon dissolution, the Board will liquidate the assets of the Partnership and apply and distribute the proceeds thereof as provided for under this Agreement.

7.2  Distributions Upon Liquidation.
     -------------------------------

     (a) After payment of liabilities owing to creditors, the Board will set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the Board to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board may deem advisable, such reserves will be distributed to the Partners or their assigns in the manner set forth in subsection (b) below.

     (b) After paying such liabilities and providing for such reserves, the Board will cause the remaining net assets of the Partnership to be distributed to the Partners in repayment of the amount of their Capital Account balances. In the event that any part of such net assets consists of notes or accounts receivable or other noncash assets, the Board will take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Partnership are to be distributed in kind, such assets will be distributed on the basis of their fair market value.

     (c) Notwithstanding the foregoing, and without affecting any other distribution of assets, if requested by any Partner with at least a 7% Percentage Share, the intellectual property assets of the Partnership will be distributed in liquidation between such Partners on an equitable basis as they may mutually agree based on the following factors: (1) original ownership of the intellectual property used to create or derive the Partnership intellectual properties, (2) the sources and amounts of Partnership funding, (3) the elimination, to the extent possible, of affirmative harm to any Partner's business as a result of such allocation, and (4) the effect of the allocation of customer support. In the event that the intellectual property assets of the Partnership are not distributed strictly in accordance with the respective Capital Account balances of the Partners, then either the Partners or the consultants referred to in the following paragraph, as the case may be, will structure a royalty with respect to such of the intellectual property assets as is necessary to effectively achieve a distribution of assets in liquidation economically equivalent to a distribution in accordance with the Partners' Capital account balances taking into account the net present value of such royalty discounted at the then prevailing prime rate of interest as announced by The Bank of America, N.T. & S.A. Such royalty will be based on the level of use or distribution of the relevant intellectual property assets or products based thereon.

     If such Partners cannot reach agreement within 90 days of the request for allocation, the allocation will be determined using the same factors by a majority of three independent consultants, one picked by each of the two Partners with the largest Percentage Shares within 10 business days of a request by the other to do so and the third selected by the other two or
     (2) if one such Partner fails to timely select a consultant, by the other such Partner's consultant alone.) The consultant(s) will make the allocation within 30 days of being selected. Any Partner entitled to be considered for allocation of intellectual property will be entitled to submit materials for consideration by the consultant(s), provided it is simultaneously provided to all other such Partners and provided further that no materials will be submitted after 20 days following selection of the consultant(s) except in response to materials provided by other Partners, which responses will be provided as soon as reasonably possible. The consultants will not have the discretion to allocate any intellectual property to two or more Partners jointly. The participatory Partners will bear the costs and fees of the consultants equally.

     In reaching the allocation set forth in this Section 7.2(c); (i) no license or sublicense between any two Partners or the Partnership and a Partner may be modified in any way and (ii) no lump sum payment will be required by any Partner.

     (d) At such time during liquidation as all assets of the Partnership have been sold, all liabilities and expenses have been paid, all income, gains, losses and deductions have been allocated in accordance with Section 4.2, all distributions have been made, and all adjustments to the Capital Accounts have been made, if a Partner then has a negative balance in its Capital Account, such Partner will by the end of the taxable year of the liquidation (or, if later, within 90 days after the date of such liquidation) contribute to the capital of the Partnership an amount equal to the deficit amount of its Capital Account. Any amount so contributed will be distributed as provided for in this Article 7. The Partners will not be required to make any further contribution to the Partnership on dissolution except as required by this Section 7.2(d).

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

8.1 Other Businesses. It is understood that the Partners and their Affiliates
    ----------------
are and will be engaged in other activities and occupations not directly related to the Partnership, and, except to the extent otherwise agreed to, the Partners and their Affiliates will be required to devote only so much time as each in its sole discretion may deem necessary to the affairs of the Partnership. Except as otherwise specifically provided in the Agreements, and without affecting either Partner's or its Affiliates' duty to perform its obligations under the Agreements in the best interest of the Partnership, nothing contained in the Agreements will be construed as limiting the right of either Partner or its Affiliates to engage in any business outside of and independent from the Partnership, including (but not limited to) the businesses in which the respective Partners and their Affiliates are currently engaged or in which they contemplate being engaged. Any benefits and/or obligations arising from such independent business will inure solely to such Partners or its Affiliates and not the Partnership or the other Partner or its Affiliates; and neither the Partnership nor the other Partners will have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom.

8.2 Publicity. No Partner (nor any Affiliate of either Partner) will originate
    ---------
any written publicity, news release or other public announcement, relating to the Partnership, this Agreement or any other agreement between the Partnership and either Amdahl Sub or EDS Sub or their respective Affiliates, or the existence of an arrangement between the Partners, without the prior written approval of the other Partner, which approval will not be unreasonably withheld or delayed, except as otherwise required by law.

8.3 Assignment. Neither this Agreement nor any of the rights or obligations
    ----------
hereunder may be assigned by any Partner without the prior written consent of the other Partner, except to a permitted transferee under Section 6.1 of this Agreement.

8.4 Governing Law. This Agreement will be governed by and interpreted in
    -------------
accordance with the internal laws of the State of Delaware, without regard to conflicts-of-law provisions.

8.5 Force Majeure. In the event that any Partner is prevented from performing or
    -------------
is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty;

flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Partner invoking this Section 8.5 if such Partner will have used its reasonable efforts to avoid such occurrence and minimize its duration, such Partner will give notice to the other Partner in writing promptly, and thereupon the affected Partner's performance will be excused and the time for performance will be extended for the period of delay or inability to perform due to such occurrence.

8.6 Waiver. The waiver by either Partner of a breach or a default of any
    ------
provision of this Agreement by the other Partner will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Partner to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Partner.

8.7 Notices. Any notice or other communication in connection with this Agreement
    -------
must be in writing and will be delivered by personal delivery, by overnight courier, by registered mail (return receipt requested), or by telecopier, and will be effective when received by the addressee at the address listed below or such other address as the addressee will have specified in a notice actually received by the addressor.

If to the Partnership:

                    Antares Alliance Group



                    Attn: Chief Executive Officer



If to Amdahl Sub:

                    Amsub Inc.
                    1250 East Arques Avenue
                    Sunnyvale, CA  94086
                    Attn: Chief Executive Officer

               With a copy to:

                    Brobeck, Phleger & Harrison
                    2200 Geng Road
                    Palo Alto, CA 94303

                    Attn: Thomas F. Villeneuve, Esq.

If to EDS Sub:

                    EDS Antares, Inc.
                    5400 Legacy Drive
                    Plano, Texas  75024
                    Attn:  Chief Executive Officer

               with a copy to:

                    Electronic Data Systems Corporation
                    5400 Legacy Drive
                    Plano, Texas  75024
                    Attn:  General Counsel


8.8 Entire Agreement. This Agreement and the Agreements contain the full
    ----------------
understanding of the Partners with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless made in writing and signed by Partners collectively holding Percentage Shares aggregating more than 50%, provided that so long as either EDS Sub or Amdahl Sub, respectively, hold at least a 3% Percentage Share, the consent thereof will also be required.

8.9 Headings; References. The headings contained in this Agreement are for
    --------------------
convenience of reference only and will not be considered in construing this Agreement. The words "herein", "hereof ", "hereunder ", "hereby" and other similar references will be construed to mean and include this Agreement and all amendments and supplements to this Agreement unless the context will clearly indicate or require otherwise.

8.10 Severability. In the event that any provision of this Agreement is held by
     ------------
a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions will not be affected, and the rights and obligations of the Partners will be construed and enforced as if the Agreement did not contain the particular provision held to be unenforceable.

8.11 Equitable Remedies. The Partners acknowledge that the services to be
     ------------------
rendered hereunder are unique and substitute or comparable services will not be readily available to a Partner. Accordingly, the parties agree that monetary damages may not be an adequate remedy for a Partner in the event of a breach of this Agreement by either Partner and that the Partnership or the nondefaulting Partner will be entitled to specific performance and/or injunctive relief in the event of such a breach. Such specific performance will include a court order directing the defaulting Partner to perform any or all of its obligations set forth in the Agreements, and to assign qualified personnel of the defaulting Partner to such tasks in accordance with a schedule to be determined by the court. In the event of any legal action brought by the Partnership or by either Partner to enforce its rights under the Agreements, the prevailing party will be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the other party.

8.12 Successors and Assigns. This Agreement will be binding upon and inure to
     ----------------------
the benefit of the Partners hereto and their successors and permitted assigns.

8.13 Counterparts. This Agreement may be executed in any number of counterparts,
     ------------
each of which will be deemed an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date set forth above.

                                   AMSUB INC., a California Corporation



                                   By  E. Joseph Zemke
                                       ---------------
                                       E. Joseph Zemke
                                       President and
                                       Chief Executive Officer


                                   EDS ANTARES, INC., a Nevada Corporation



                                   By  Joseph W. Holmes
                                       ----------------
                                       Joseph W. Holmes
                                       President

                                  SCHEDULE 4.1


1.   CAPITAL CONTRIBUTION UPON EXECUTION OF PARTNERSHIP AGREEMENT

     ON THE DATE OF THIS AGREEMENT, EACH PARTNER WILL MAKE A CAPITAL CONTRIBUTION AS FOLLOWS:

          AMDAHL              [       ]
          EDS                 [       ]

          TOTAL               [       ]


2.   CAPITAL CONTRIBUTIONS DURING INITIAL PERIOD

     THE CAPITAL CONTRIBUTIONS BY QUARTER REQUIRED TO BE MADE BY THE PARTNERS DURING THE INITIAL PERIOD INCLUDING THE AMOUNTS PAID ON EXECUTION OF THIS AGREEMENT AS STATED ABOVE ARE EQUAL TO THE PARTNER'S RESPECTIVE PERCENTAGE SHARE TIMES THE FOLLOWING AMOUNTS(1):

     UPON EXECUTION PER ABOVE           [         ]
     QUARTER ENDED 9-24-93              [         ]
     QUARTER ENDED 12-31-93             [         ]
     QUARTER ENDED 3-25-94              [         ]
     QUARTER ENDED 6-24-94              [         ]
     QUARTER ENDED 9-30-94              [         ]
     QUARTER ENDED 12-30-94             [         ]
     QUARTER ENDED 3-31-95              [         ]

     TOTAL REQUIRED COMMITMENT          [         ]
- ----------------------------


(1) Any such amounts not called for by the Partnership for a particular quarter will be carried forward to succeeding quarters within the Initial Period.